VERTEX PHARMACEUTICALS INCORPORATED
AMENDED AND RESTATED 2013 STOCK AND OPTION PLAN

1.	DEFINITIONS
Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Vertex Pharmaceuticals Incorporated Amended and Restated 2013 Stock and Option Plan, have the following meanings:
Accounting Rules means Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.
Administrator means the Board of Directors and/or a committee of the Board of Directors to which the Board of Directors has delegated power to act on its behalf in administering this Plan in whole or in part.
Affiliate means a corporation that, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.
Board of Directors means the Board of Directors of the Company.
Code means the United States Internal Revenue Code of 1986, as amended.
Common Stock means shares of the Company’s common stock, $.01 par value.
Company means Vertex Pharmaceuticals Incorporated, a Massachusetts corporation.
Disability means a disability entitling the Participant to benefits under the Company’s long-term disability program, as in effect from time to time. With regard to any payment considered to be nonqualified deferred compensation under Section 409A of the Code, to the extent applicable, that is payable upon a Termination of Service due to Disability, to avoid the imposition of an additional tax, interest or penalty under Section 409A of the Code, no amount will be payable unless such Disability constitutes a disability or becoming disabled within the meaning of Section 1.409A-3(i)(4) of the Treasury Regulations.
Employee means an employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), who is designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.
Exchange Act means the Securities Exchange Act of 1934, as amended.
Fair Market Value of a share of Common Stock on a particular date shall be the mean between the highest and lowest quoted selling prices on such date (the “valuation date”) on the securities market where the Common Stock is traded, or if there were no sales on the valuation date, on the next preceding date within a reasonable period (as determined in the sole discretion of the Administrator) on which there were sales. If there were no sales in such a market within a reasonable period, the Fair Market Value shall be as determined in good faith by the Administrator in its sole discretion. The Fair Market Value as determined in this paragraph shall be rounded down to the next lower whole cent if the foregoing calculation results in fractional cents.
Full Value Award means any Stock Grant or Stock-Based Award other than Options and Stock Appreciation Rights.
ISO means an option entitling the holder to acquire Shares upon payment of the exercise price that is intended to qualify as an incentive stock option under Section 422 of the Code.
Non-Employee Director means a member of the Board of Directors who is not an employee of the Company or any Affiliate.

341206v3

Non-Qualified Option means an option entitling the holder to acquire Shares upon payment of the exercise price that is not an ISO.
Option means an ISO or Non-Qualified Option.
Participant means an Employee, Non-Employee Director, consultant or advisor of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, “Participant” shall include “Participant’s Survivors” and a Participant’s permitted transferees where the context requires.
Participant’s Survivors means a deceased Participant’s legal representatives and/or any person or persons who acquires the Participant’s rights to a Stock Right by will or by the laws of descent and distribution.
Plan means this Vertex Pharmaceuticals Incorporated Amended and Restated 2013 Stock and Option Plan, as amended from time to time.
Restricted Stock Units means an unfunded and unsecured promise, denominated in shares of Common Stock, to deliver Common Stock or cash measured by the value of Common Stock in the future, subject to the satisfaction of specified performance or other vesting conditions.
Shares means shares of the Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of the Plan.
Stock Agreement means an agreement between the Company and a Participant delivered pursuant to the Plan with respect to a Stock Right, in such form as the Administrator shall approve.
Stock Appreciation Right means a right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Common Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Common Stock subject to the right over the base value (i.e., the exercise price) from which appreciation under the Stock Appreciation Right is to be measured.
Stock-Based Award means Restricted Stock Units, Stock Appreciation Rights or any other grant by the Company under the Plan of an equity award, equity-based award or other award that is convertible into Common Stock that is not an Option or Stock Grant.
Stock Grant means a grant by the Company of Shares under the Plan that may or may not be subject to restrictions requiring that the Shares underlying the Stock Grant be redelivered or offered for sale to the Company if specified service or performance-based conditions are not satisfied.
Stock Right means an Option (including an ISO or a Non-Qualified Stock Option), Stock Grant, or Stock-Based Award.
Substitute Stock Rights means Stock Rights issued under the Plan in substitution for equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.
Termination of Service means that a Participant ceases to be an Employee, Non-Employee Director, consultant or advisor with the Company and its Affiliates (for any reason other than death). A change in a Participant’s form of service (e.g., from Employee to Non-Employee Director, consultant or advisor) shall not be a Termination of Service hereunder. Notwithstanding the foregoing, in construing the provisions applicable to any Stock Right relating to the payment of “nonqualified deferred compensation” (subject to Section 409A of the Code) upon a termination or cessation of employment or service, references to termination or cessation of employment or service, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.

2.	PURPOSES OF THE PLAN
The Plan is intended to encourage ownership of Shares by Employees, Non-Employee Directors and certain consultants and advisors to the Company in order to attract such persons, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of Stock Rights to Employees, Non-Employee Directors, consultants and advisors of the Company.

3.	SHARES SUBJECT TO THE PLAN
The number of Shares subject to this Plan as to which Stock Rights may be granted from time to time shall be equal to the sum of:

a.	35,875,861 shares of Common Stock; and

b.
the number of shares subject to awards granted under the Company’s Amended and Restated 2006 Stock and Option Plan (the “2006 Plan”) which expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of ISOs, to any limitations under the Code), or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Section 17 of this Plan. Subject to Section 17 of this Plan, and the provisions of the second paragraph of this Section 3, the number of Shares remaining subject to this Plan shall be reduced by (i) one Share for each Share subject to a Stock Right granted under this Plan that is not a Full Value Award and (ii) 1.66 Shares for each Share (each, a “Full-Value Award Share”) subject to a Stock Right granted under this Plan that is a Full Value Award.
If an Option granted hereunder ceases to be outstanding, in whole or in part (other than by exercise), or if the Company shall reacquire (at no more than its original issuance price) any Shares issued pursuant to a Stock Grant, or if any Stock Right expires or is forfeited, cancelled or otherwise terminated or results in any Shares not being issued, the unissued Shares that were subject to such Stock Right shall again be available for issuance from time to time pursuant to this Plan; provided, however, that, the following Shares may not again be made available for issuance under the Plan: (i) Shares that are not issued or delivered because they are applied to the payment of the exercise or purchase price of any Stock Right or to satisfy the tax withholding requirements with respect to any Stock Right, (ii) the full number of Shares underlying any Stock Appreciation Right any portion of which is settled in Shares (and not only the number of Shares delivered in settlement of the Stock Right) and (iii) any Shares that have been repurchased by the Company using proceeds directly attributable to the exercise of Options. To the extent that Shares are returned to the Plan pursuant to this Section 3, (i) 1.66 Shares, for each Full Value Award Share granted under this Plan, and (ii) one Share, for all other Shares (including Shares returned from the 2006 Plan in accordance with clause (b) above), shall again be available for issuance from time to time pursuant to this Plan.
The maximum number of Shares that may be issued in satisfaction of ISOs is 27,875,861 Shares.

The Administrator may grant Substitute Stock Rights under the Plan. To the extent consistent with the requirements of Section 422 of the Code and the regulations thereunder (if applicable) and other applicable legal requirements (including applicable stock exchange requirements), Common Stock issued under Substitute Stock Rights will be in addition to and will not reduce the number of Shares available for Stock Rights under the Plan set forth in this Section 3, but, notwithstanding anything in this Section 3 to the contrary, if any Substitute Stock Right is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance of Common Stock, the Shares previously subject to such Stock Right will not be available for future grants under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Stock Rights, if at all, provided, however, that Substitute Stock Rights will not be subject to the last sentence of Section 6.1 or the per-Participant annual limits on grants of Stock Rights described in Section 13 below.

4.	ADMINISTRATION OF THE PLAN
The Administrator shall administer the Plan. Subject to the provisions of the Plan, the Administrator is authorized to:

a.	Interpret the provisions of the Plan and of any Stock Right or Stock Agreement and to make all rules and determinations that it deems necessary or desirable for the administration of the Plan;

b.	Determine which Employees, Non-Employee Directors, consultants and advisors of the Company and its Affiliates shall be granted Stock Rights;

c.	Determine the number of Shares and exercise price for which a Stock Right shall be granted;

d.	Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted;

e.	In its discretion, accelerate:

(i)	the date of exercise of any installment of any Option; or

(ii)	the date or dates of vesting of Shares, or lapsing of Company repurchase rights with respect to any Shares, under any Stock Rights; and

f.
In its discretion, extend the period during which an Option may be exercised (but not beyond the earlier of the expiration date of the Option and the 10th anniversary of the date the Option was granted);

provided, however, that all such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of preserving the tax status under Section 422 of the Code of those Options which are designated as ISOs (unless the holder of any such Option otherwise agrees). Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final.
The Administrator may employ attorneys, consultants, accountants or other persons, and the Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Company, all Participants, and all other interested persons. Neither the Administrator, nor the Company, nor any person acting on behalf of the Administrator or the Company shall be personally liable for any action, determination, or interpretation made in good faith with respect to this Plan or grants hereunder or for any acceleration of income or additional tax (including interest and penalties) asserted by reason of the failure of a Stock Right to satisfy the requirements of Section 422 of the Code, Section 409A of the Code or by reason of Section 4999 of the Code, or otherwise with respect to a Stock Right. Each member of the Administrator shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him or her or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with this Plan unless arising out of such member’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the members of the Administrator may have as directors or otherwise under the by-laws of the Company, or any agreement, vote of shareholders or disinterested directors, or otherwise.

5.	ELIGIBILITY FOR PARTICIPATION
The Administrator shall, in its sole discretion, select the individuals to be the Participants in the Plan; provided, however, that each Participant must be an Employee, Non-Employee Director, consultant or advisor of the Company or of an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person not then an Employee, Non-Employee Director, consultant or advisor of the Company or of an Affiliate; provided, however, that the actual grant of such Stock Right shall not be effective until such person becomes eligible to be a Participant. ISOs may be granted only to Employees. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify him or her from, participation in other grants of Stock Rights.

6.	TERMS AND CONDITIONS OF OPTIONS
6.1 General. Each Option shall be set forth in writing in a Stock Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto. Each Stock Agreement shall state the exercise price (per share) of the Shares covered by each Option, the number of Shares to which it pertains, the date or dates on which it first is exercisable and the date after which it may no longer be exercised (subject to Sections 11 and 12 of this Plan). Options may vest or become exercisable in installments over a period of time, or upon the achievement of certain conditions or the attainment of stated goals or events. The exercise price per share of Shares covered by an Option (including both ISOs and Non-Qualified Options) shall not be less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock on the date of grant.
6.2 ISOs. Each Option intended to be an ISO shall be issued only to an Employee. In addition to the provisions set forth in Section 6.1, ISOs shall be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 of the Code and relevant regulations and rulings of the Internal Revenue Service:
6.2.1 ISO Exercise Price. In addition to the limitation set forth in Section 6.1, the exercise price per share of the Shares covered by each ISO granted to a Participant who owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or an Affiliate shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date of grant.
6.2.2 Term of ISO. Each ISO shall expire not more than ten (10) years from the date of grant; provided, however, that an ISO granted to a Participant who owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or an Affiliate shall expire not more than five (5) years from the date of grant.
6.2.3 Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which ISOs granted under this Plan and any other plan of the Company or its Affiliate become exercisable for the first time by a Participant during any calendar year shall not exceed the aggregate threshold for ISOs established by the Code ($100,000 as of January 1, 2018). To the extent that any Option exceeds this limit, it shall constitute a Non-Qualified Option.

6.3 Non-Employee Directors’ Options. Each Non-Employee Director, upon first being elected or appointed to the Board of Directors, shall, in addition to any other Stock Rights as may be determined by the Board of Directors, be granted a Non-Qualified Option to purchase that number of Shares as shall be established for such Option grants from time to time by the Board of Directors. In addition, unless otherwise determined by the Board of Directors, on June 1 of each year, each Non-Employee Director shall, in addition to any other Stock Rights as may be determined by the Board of Directors, be granted a Non-Qualified Option to purchase that number of Shares as shall be established for such Option grants from time to time by the Board of Directors. If a Non-Employee Director ceases to be any of an Employee, Non-Employee Director, consultant or advisor of the Company, Options granted under this Section 6.3 shall remain exercisable to the extent such Options are exercisable on the date of such Termination of Service, for their full term, and the provisions of Sections 11 and 12 below shall not apply to any such Options.
6.4 Term of Options. No Option will be granted with a term in excess of ten (10) years.

7.	TERMS AND CONDITIONS OF STOCK GRANTS
Each Stock Grant shall be set forth in a Stock Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Stock Agreement shall be in the form approved by the Administrator, with such changes and modifications to such form as the Administrator, in its discretion, shall approve with respect to any particular Participant or Participants. The Stock Agreement shall contain terms and conditions that the Administrator determines to be appropriate. Each Stock Agreement shall state the number of Shares to which the Stock Grant pertains and the terms of any right of the Company to reacquire the Shares subject to the Stock Grant, including the time and events upon which such rights shall accrue and the purchase price therefor, and any restrictions on the transferability of such Shares.

8.	TERMS AND CONDITIONS OF STOCK-BASED AWARDS
The Administrator shall have the right to grant Stock-Based Awards having such terms and conditions as the Administrator may determine, including, without limitation, the grant of Shares based upon certain conditions, the grant of securities convertible into Shares and the grant of Stock Appreciation Rights or Restricted Stock Units. The principal terms of each Stock-Based Award shall be set forth in a Stock Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Stock Agreement shall be in a form approved by the Administrator and shall contain terms and conditions that the Administrator determines to be appropriate. No Stock Appreciation Right will be granted with a term in excess of ten (10) years. The base value (i.e., exercise price) of any Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock on the date of grant.

9.	EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS AND ISSUANCE OF SHARES
Options and Stock Appreciation Rights (or any part or installment thereof) shall be exercised by delivery to the Company, or its designee, of a notice of exercise in any form (which may be electronic) approved by the Company, together, in the case of an Option, with provision for payment of the full purchase price in accordance with this Section for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Stock Agreement.
Payment of the exercise price for the Shares as to which such Option is being exercised shall be made (a) in cash or by check acceptable to the Administrator, or (b) at the discretion of the Administrator, (i) through delivery of shares of Common Stock not subject to any restriction under any plan and having a Fair Market Value equal as of the date of exercise to the exercise price of the Option, (ii) in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Company, (iii) by any other means (excluding, however, delivery of a promissory note of the Participant) that the Administrator determines to be consistent with the purpose of this Plan and applicable law, or (iv) by any combination of the foregoing. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422 of the Code.
Subject to the last paragraph of Section 13, if on the date the term of a Non-Qualified Option expires or on the last date such Non-Qualified Option is exercisable in accordance with Section 11 or Section 12, the Fair Market Value of a share of Common Stock exceeds the exercise price per share of the Non-Qualified Option, then the Non-Qualified Option shall automatically be exercised with respect to all then vested Shares underlying such Non-Qualified Option and, upon such automatic exercise, such Non-Qualified Option shall immediately terminate. Payment of the exercise price for the Shares as to which such Non-Qualified Option is being exercised and all tax withholding requirements shall be satisfied by a “net exercise,” as a result of which the Participant shall receive (i) the number of shares underlying the portion of the Non-Qualified Option so being exercised, less (ii) such whole number of shares (rounded up to the nearest share) that is equal to (A) the aggregate exercise price for the portion of the Non-Qualified Option that is so being exercised plus the amount of all applicable tax withholdings associated with such exercise divided by (B) the Fair Market Value of a share of Common Stock on the date of exercise. For the avoidance of doubt, this paragraph shall not apply to any Non-Qualified Stock Options that were granted to “covered employees” (within the meaning of Section 162(m) of the Code) or to the Company’s Chief Financial Officer, in each case, that were outstanding on November 2, 2017.
Following the exercise of an Option or Stock Appreciation Right, and, in the case of an Option, the payment of the exercise price, in each case in accordance with this Section 9, and the satisfaction of any tax withholding as contemplated by Section 21, the Company shall, as soon as is reasonably practicable, deliver the Shares as to which such Option or Stock Appreciation Right was exercised to the Participant (or to the Participant’s Survivors, as the case may be). It is expressly understood that the Company may delay the delivery of the Shares in order to comply with any law or regulation that requires the Company to take any action with respect to the Shares prior to their issuance. The Shares shall, upon delivery, be fully paid, non-assessable Shares.

10.	ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS
By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than by will or by the laws of descent and distribution or pursuant to a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder or as approved by the Administrator in its discretion and set forth in the applicable Stock Agreement; provided, however, that the Administrator shall not approve any transfer of a Stock Right for consideration. Except as provided in the preceding sentence or as otherwise permitted under a Stock Agreement, a Stock Right shall be exercisable, during the Participant’s lifetime only by such Participant (or by his or her legal representative), and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

11.	EFFECT ON STOCK RIGHTS OF TERMINATION OF SERVICE
11.1    Except as otherwise provided in the applicable Stock Agreement or as otherwise provided in Section 12, all Options and Stock Appreciation Rights held by a Participant, if any, immediately prior to the Participant’s Termination of Service, to the extent then exercisable, will remain exercisable for ninety (90) days after the date of the Participant’s Termination of Service, unless otherwise provided in the applicable Stock Agreement, but in no event after the expiration of the term of the Stock Right.
11.2    The provisions of this Section, and not the provisions of Section 12, shall apply to a Participant who subsequently dies after the Termination of Service. In the event of the death of a Participant within ninety (90) days after the Participant’s

Termination of Service, all Options and Stock Appreciation Rights held by the Participant, if any, immediately prior to such death, to the extent then exercisable, will remain exercisable for one (1) year after the date of the Participant’s death, but in no event after the expiration of the term of the Stock Right.
11.3    Absence from work with the Company or an Affiliate because of temporary disability or a leave of absence for any purpose, shall not, during the period of any such absence in accordance with Company policies, be deemed, by virtue of such absence alone, a Termination of Service, except as the Administrator may otherwise expressly provide or except as otherwise provided by law.
11.4    Except as required by law or as set forth in a Participant’s Stock Agreement and, in the case of any Stock Right that constitutes “non-qualified deferred compensation” subject to Section 409A of the Code, only to the extent consistent with Section 409A of the Code, Stock Rights granted under the Plan shall not be affected by any change of a Participant’s status within or among the Company and any Affiliates, so long as the Participant continues to be an Employee, Non-Employee Director, consultant or advisor of the Company or any Affiliate.

12.	EFFECT ON STOCK RIGHTS OF DEATH OR DISABILITY WHILE AN EMPLOYEE, DIRECTOR, CONSULTANT OR ADVISOR
Except as otherwise provided in a Participant’s Stock Agreement, in the event (a) of the death of a Participant while the Participant is an Employee, Non-Employee Director, consultant or advisor of the Company or of an Affiliate, or (b) that a Participant’s employment or service with the Company or an Affiliate is terminated by the Company due to his or her Disability, then in the case of each of clauses (a) and (b), (i) vesting of all unvested Shares subject to outstanding Stock Rights (other than ISOs) shall be accelerated and (ii) all Non-Qualified Options and Stock Appreciation Rights held by the Participant, if any, immediately prior to such death or termination due to Disability, to the extent then exercisable, will remain exercisable for a period of one (1) year after the date of death or Termination of Service by the Company due to Disability, as applicable, of the Participant but in no event after the date of expiration of the term of the Stock Right. Notwithstanding the foregoing, clause (b) above shall not apply to any Stock Rights that were granted to “covered employees” (within the meaning of Section 162(m) of the Code) or to the Company’s Chief Financial Officer, in each case, that were outstanding on November 2, 2017.

13.	ANNUAL LIMITS ON STOCK RIGHTS; PERFORMANCE AWARDS
13.1 Annual Limits. Notwithstanding anything in this Plan to the contrary, no Participant shall be granted Stock Rights under this Plan in any calendar year for more than an aggregate of 1,000,000 Shares (subject to adjustment pursuant to Section 17 to the extent consistent with Section 162(m) of the Code). For purposes of the foregoing limitation, each Share subject to a Stock Right shall be counted as one Share of Common Stock (including each Share subject to a Full-Value Award). To the extent applicable, the foregoing provisions will be construed in a manner consistent with Section 162(m) of the Code, including, without limitation, where applicable, the rules under Section 162(m) of the Code pertaining to permissible deferrals of exempt awards.
13.2 Performance Awards. Stock Grants and Stock-Based Awards may be made subject to the achievement of performance goals pursuant to this Section 13.2 (“Performance Awards”). Grants of Performance Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code (“Performance-Based Compensation”) shall be made only by a “Committee” comprised solely of two or more directors eligible to serve on a committee making awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code. For any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout of the Performance Award shall be based on the relative or absolute attainment of one or any combination of the following objective performance measures: (i) revenue targets or revenue growth targets,

(ii) achievement of specified milestones in the discovery, development or regulatory approval of one or more of the Company’s drug candidates, (iii) achievement of specified milestones in the commercialization of one or more of the Company’s products, (iv) achievement of specified milestones in the manufacturing of one or more of the Company’s products, (v) cost reduction or other expense control targets, (vi) personal management objectives, (vii) stock price targets (including, but not limited to, growth measures), (viii) total shareholder return, (ix) income per share, (x) operating efficiency measures, (xi) operating margin, (xii) gross margin, (xiii) return measures (including, but not limited to, return on assets, capital, equity or sales), (xiv) net or total revenue levels, (xv) productivity ratios, (xvi) operating income, (xvii) net operating profit, (xviii) net earnings or net income (before or after taxes), (xix) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital), (xx) earnings or operating income before interest, taxes, depreciation, amortization and/or stock-based compensation expense, (xxi) mergers, acquisitions or divestitures objectives, (xxii) market share, (xxiii) customer satisfaction, (xxiv) working capital targets, (xxv) budget objectives and (xxvi) achievement of other balance sheet or statement of operations objectives.
Each objective performance measure that is a financial measure may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Committee. Such objective performance measures may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities, an index or indices or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The objective performance measures and any targets with respect thereto need not be based on an increase, a positive or improved result or the avoidance of loss.
The Committee may specify that such performance measures shall be adjusted to exclude or provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation and governmental investigation expenses and judgments, verdicts or claim settlements; (C) the effect of changes in tax law, accounting principles or other laws, regulations or provisions affecting reported results; (D) the effect of exchange rates for non-U.S. dollar denominated net sales or goals based on operating profit, earnings or income; (E) accruals for reorganization and restructuring programs; (F) any non-GAAP adjustments as described in the Company’s earnings releases or in the management’s discussion and analysis of financial condition and results of operations appearing in the Company’s periodic reports; (G) items of income, gain, loss or expense attributable to the operations of any business acquired by the Company or any parent or subsidiary or of any joint venture established by the Company or any parent or subsidiary; (H) costs and expenses incurred in connection with mergers and acquisitions; (I) items of income, gain, loss or expense attributable to one or more business operations divested by the Company or any parent or subsidiary or the gain or loss realized upon the sale of any such divested business or the assets thereof; or (J) the effect of any change in the outstanding shares of Common Stock effected by reason of a stock split, stock dividend, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change or any distributions to the Company’s shareholders other than regular cash dividends.
Such performance measures: (1) may vary by Participant and may be different for different Stock Rights; (2) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which a Participant works and may cover such performance period as may be specified by the Committee; and (3) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code.
With respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the number of shares payable pursuant to such Performance Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company or as otherwise determined by the Committee.

The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Performance Awards satisfy all requirements for Performance-Based Compensation.
Notwithstanding anything to the contrary in the Plan, except as otherwise determined by the Administrator or as permitted by Internal Revenue Service guidance, the provisions of this 13.2 that relate to Performance-Based Compensation shall not apply to Stock Rights granted on or after May 17, 2018 (the “May Amendment Date”), provided, however, that the terms of this Section 13.2 and the terms of the Plan, as in effect on November 2, 2017, which were those same terms in effect as of immediately prior to the May Amendment Date, shall continue to govern the terms of any Performance Awards and Stock Options granted prior to the May Amendment Date. It is the intent of the Company that the amendment and restatement of the Plan on the May Amendment Date not constitute a “material modification” of the Plan or Stock Rights granted under it prior to the May Amendment Date within the meaning of Section 162(m) of the Code (and any Internal Revenue Service guidance issued thereunder) and the Plan shall be interpreted in accordance with the foregoing intent. In furtherance of the foregoing, the terms of the Plan, as amended and restated as of the May Amendment Date, shall only apply to Stock Rights granted after the May Amendment Date. Other than with respect to the second sentence of this paragraph, references to “Section 162(m) of the Code” in this Section 13 shall refer to Section 162(m) of the Code as in effect prior to December 22, 2017, including the regulations thereunder and other applicable Internal Revenue Service guidance, whether promulgated or issued before or after December 22, 2017.

14.	RIGHTS AS A SHAREHOLDER
No Participant to whom a Stock Right (other than a Stock Grant) has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right, except as to Shares actually issued under the Plan.

15.	EMPLOYMENT OR OTHER RELATIONSHIP
Nothing in this Plan or any Stock Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, or to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time. The loss of existing or potential profit from a Stock Right will not constitute an element of damages in the event of a termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate.

16.	DISSOLUTION OR LIQUIDATION OF THE COMPANY
Upon the dissolution or liquidation of the Company (other than in connection with a transaction subject to the provisions of Section 17.2), all Stock Rights granted under this Plan which as of such date have not been exercised will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise any Stock Right to the extent that such Stock Right is exercisable as of the date immediately prior to such dissolution or liquidation. Upon the dissolution or liquidation of the Company, any outstanding Stock Rights shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Stock Agreement.

17.	ADJUSTMENTS
Upon the occurrence of any of the following events, a Participant’s rights with respect to any outstanding Stock Right shall be adjusted as hereinafter provided, unless otherwise specifically provided in the Stock Agreement or in any employment agreement between a Participant and the Company or an Affiliate:

17.1 Stock Dividends and Stock Splits. If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock subject to or deliverable upon the vesting or exercise of a Stock Right shall be appropriately increased or decreased, and appropriate adjustments shall be made in the purchase or exercise price per Share to reflect such event. The number of Shares subject to the limitation in Section 13.1 shall also be adjusted upon the occurrence of such events.
17.2 Consolidations or Mergers. In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company’s outstanding stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company’s assets (any of the foregoing, an “Acquisition”), all then outstanding Stock Rights (excluding any Shares subject to Stock Grants as to which all Company repurchase rights shall have lapsed) shall terminate unless assumed pursuant to clause (i) below; provided that either (i) the Administrator shall provide for the surviving or acquiring entity or an affiliate thereof to assume the outstanding Stock Rights or grant replacement Stock Rights in lieu thereof, any such replacement to be upon an equitable basis as determined by the Administrator, or (ii) if there is no such assumption or substitution, all outstanding Stock Rights shall become immediately and fully exercisable and all Company repurchase rights with respect to Stock Rights shall lapse, in each case immediately prior to the Acquisition, notwithstanding any restrictions or vesting conditions set forth therein.
17.3 Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company (other than a transaction described in Section 17.2 above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising a Stock Right shall be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised such Stock Right immediately prior to such recapitalization or reorganization.
17.4 Adjustments to Shares, Stock Grants and Stock-Based Awards. Upon the happening of any of the events described in Sections 17.1, 17.2 or 17.3, or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the maximum number of Shares specified in Section 3, the number of Shares subject to the limits in Section 13.1, any exercise price per Share of any Stock Right, any outstanding Stock-Based Award and the Shares subject to any Stock Grant, vested or unvested, shall be appropriately adjusted by the Administrator to reflect such events. The Administrator may also make adjustments of the type described above to take into account distributions to stockholders other than those provided for in Sections 17.1, 17.2 or 17.3, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan. The Administrator shall determine the specific adjustments to be made under this Section 17.4. References in the Plan to Shares will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 17.4.
17.5 Modification of ISOs. Notwithstanding the foregoing, any adjustments made pursuant to Section 17.1, 17.2 or 17.3 with respect to ISOs shall be made only after the Administrator determines whether such adjustments would constitute a “modification” of such ISOs (as that term is defined in Section 424(h) of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the Administrator determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs, it may refrain from making such adjustments, unless the holder of an ISO specifically consents in writing to such adjustment be made and such writing indicates that the holder has full knowledge of the consequences of such “modification” on his or her income tax treatment with respect to the ISO.

18.	ISSUANCES OF SECURITIES
Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company.

19.	FRACTIONAL SHARES
No fractional share shall be issued under the Plan and the person exercising any Stock Right shall receive from the Company cash in lieu of any such fractional share equal to the Fair Market Value thereof.

20.	DIVIDEND EQUIVALENTS
The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator, including providing for the reinvestment of such amounts in the form of additional Stock Rights) in lieu of cash dividends or other cash distributions with respect to Common Stock subject to a Stock Right whether or not the holder of such Stock Right is otherwise entitled to share in the actual dividend or distribution in respect of such Stock Right; provided, however, that notwithstanding anything to the contrary in the Plan (a) any dividends or dividend equivalents relating to a Stock Right (other than an Option or Stock Appreciation Right) that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture as applies to the underlying Stock Right and (b) except as contemplated by Section 17, no dividends or dividend equivalents shall be payable with respect to Options or Stock Appreciation Rights unless and until such Options or Stock Appreciation Rights have vested and been exercised in accordance with their terms.

21.	WITHHOLDING
The delivery, vesting and retention of Shares, cash or other property under a Stock Right are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Stock Right. The Administrator shall prescribe such rules for the withholding of taxes with respect to any Stock Right as it deems necessary. The Administrator may withhold from the Participant’s compensation or require that the Participant advance cash to the Company or an Affiliate the amount of such withholding and may hold back Shares from a Stock Right or permit a Participant to tender previously owned Shares in satisfaction of tax withholding requirements (but not in excess of the maximum withholding amount consistent with the award being subject to equity accounting treatment under the Accounting Rules). For purposes hereof, the Fair Market Value of any shares withheld for purposes of payroll withholding shall be determined in the manner provided in Section 1 above, as of the most recent practicable date prior to the date of grant, vesting, exercise or the date of a Disqualifying Disposition. If the Fair Market Value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to pay the difference in cash to the Company or the Affiliate employer.

22.	NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION
Each Employee who receives an ISO must agree to notify the Company in writing immediately after the Employee makes a “Disqualifying Disposition” of any Shares acquired pursuant to the exercise of an ISO. A Disqualifying Disposition is any disposition (as defined in Section 424(c) of the Code) of such Shares before the later of (a) two years from the date the Employee was granted the ISO, or (b) one year after the date the Employee acquired Shares by exercising the ISO. If the Employee has died before such Shares are sold, the notice provisions of this Section 22 shall not apply.

23.	EFFECTIVE DATE; TERMINATION OF THE PLAN
This Plan was amended and restated by the Board on April 13, 2017 and was further amended and restated by the Board on April 2, 2018, in each case subject to the approval of the Plan by the shareholders of the Company, and was further amended and restated on May 17, 2018. The Plan, as amended and restated hereby, shall be effective as of October 16, 2018. The Plan will terminate on April 12, 2027. The Plan also may be terminated at an earlier date by vote of the Board of Directors. Termination of this Plan will not affect any Stock Rights granted or Stock Agreements executed prior to the effective date of such termination.

24.	AMENDMENT OF THE PLAN; AMENDMENT OF STOCK RIGHTS
The Plan may be amended by the Board of Directors or the Administrator, including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code, and to the extent necessary to qualify the shares issuable upon exercise of any outstanding Stock Rights granted, or Stock Rights to be granted, under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code) or applicable stock exchange requirements, as determined by the Administrator. No modification or amendment of the Plan shall adversely and materially affect a Participant’s rights under a Stock Right previously granted to the Participant, without such Participant’s consent.
In its discretion, the Administrator may amend any term or condition of any outstanding Stock Right, provided: (i) such term or condition is not prohibited by the Plan; (ii) if the amendment is materially adverse to the Participant, such amendment shall be made only with the consent of the Participant or the Participant’s Survivors, as the case may be; and (iii) any such amendment of any ISO shall be made only after the Administrator determines whether such amendment would constitute a “modification” of any Stock Right which is an ISO (as that term is defined in Section 424(h) of the Code) or would cause any adverse tax consequences for the holder of such ISO (in which case, the Participant’s or Participant’s Survivors’ consent to such amendment shall be required). Notwithstanding the foregoing, unless such action is approved by the Company’s shareholders, the Company may not (except for adjustments permitted under Section 17 of this Plan) (1) amend any outstanding Option or Stock Appreciation Right granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option or Stock Appreciation Right; (2) cancel any outstanding Option or Stock Appreciation Right (whether or not granted under the Plan) and grant in substitution therefor new Stock Rights under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option or Stock Appreciation Right; or (3) cancel in exchange for a cash payment any outstanding Option or Stock Appreciation Right with an exercise price per share above the then-current Fair Market Value.

25.	RECOVERY OF COMPENSATION
The Administrator may provide in any case that outstanding Stock Rights (whether or not vested or exercisable) and the proceeds from the exercise or disposition of Stock Rights or Common Stock acquired under Stock Rights will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Stock Right was granted violates (i) a non-competition, non-solicitation, confidentiality or other restrictive covenant by which he or she is bound, or (ii) any Company policy applicable to the Participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes Stock Rights under the Plan. In addition, the Administrator may require forfeiture and disgorgement to the Company of outstanding Stock Rights and the proceeds from the exercise or disposition of Stock Rights or Common Stock acquired under Stock Rights, with interest and other related earnings, to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act, and any applicable Company policy. Each Participant, by accepting or being deemed to have accepted a Stock Right under the Plan, agrees to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement required hereunder. Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 25.

26.	COMPLIANCE WITH SECTION 409A OF THE CODE
Without limiting the generality of Section 4 hereof, each Stock Right will contain such terms as the Administrator determines and will be construed and administered, such that the Stock Right either qualifies for an exemption from the requirements of Section 409A of the Code or satisfies such requirements.
Notwithstanding Section 24 hereof or any other provision of this Plan or any Stock Agreement to the contrary, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Stock Right, including but not limited to changing the form of the Stock Right, if the Administrator determines that such amendment, modification or termination is necessary or advisable to avoid the imposition of an additional tax, interest or penalty under Section 409A of the Code. To the extent that a provision of this Plan is amended to provide for the accelerated payment or settlement of a Stock Right, no such amendment will be given effect if it would result in the imposition of an additional tax, interest or penalty under Section 409A of the Code.
If a Participant is deemed on the date of the Participant’s Termination of Service to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A of the Code, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 26 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Stock Right will be paid in accordance with the normal payment dates specified for them in the applicable Stock Agreement.
For purposes of Section 409A of the Code, each payment made under this Plan will be treated as a separate payment.
With regard to any payment considered to be nonqualified deferred compensation under Section 409A of the Code, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to avoid the imposition of an additional tax, interest or penalty under Section 409A of the Code, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

27.	AUTHORIZATION OF SUB-PLANS
The Board of Directors may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board of Directors shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board of Director’s discretion under the Plan as the Board of Directors deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board of Directors shall deem necessary or desirable. All supplements adopted by the Board of Directors shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not the subject of such supplement.

28.	GOVERNING LAW
This Plan, Stock Rights under the Plan and all claims or disputes arising out of or based upon the Plan or Stock Rights under the Plan or relating to the subject matter hereof or thereof shall be construed and enforced in accordance with the laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
By accepting or being deemed to have accepted a Stock Right under the Plan, each Participant will be deemed to (a) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Stock Right; (b) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or a Stock Right, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts; and (c) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or a Stock Right or the subject matter thereof may not be enforced in or by such court.
By accepting or being deemed to have accepted a Stock Right under the Plan, to the maximum extent permitted by applicable law, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Stock Right, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted a Stock Right under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Stock Right made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving a Stock Right hereunder.